UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Playboy Enterprises, Inc.

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Notice of the 2008 Annual Meeting of Stockholders

May 21, 2008

The Annual Meeting of Stockholders of Playboy Enterprises, Inc., or Playboy, will be held at Spiaggia, located at 980 North Michigan Avenue, Chicago, Illinois 60611, on Wednesday, May 21, 2008, at 9:00 a.m., local time, for the following purposes:

1.  to elect eight directors, each for a one-year term;

2.	to ratify our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

3.	to transact any other business that properly comes before the meeting.

All holders of record of Playboy Class A common stock at the close of business on March 24, 2008, are entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and the number of shares owned by each will be on display for all purposes germane to the meeting at Playboy’s Chicago office during normal business hours from May 11, 2008 to May 21, 2008. This list will also be on display at the meeting. Holders of Playboy Class B common stock on the record date are also welcome to attend the meeting but are not entitled to vote.

WE HOPE THAT YOU WILL BE PRESENT AT THE MEETING. IF YOU CANNOT ATTEND AND YOU ARE A HOLDER OF CLASS A COMMON STOCK, WE URGE YOU TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL.

By Order of the Board of Directors

Howard Shapiro
Secretary

April 4, 2008
Chicago, Illinois

i

PLAYBOY ENTERPRISES, INC.

680 North Lake Shore Drive
Chicago, Illinois 60611
Proxy Statement

GENERAL INFORMATION

Annual Meeting Time, Location and Admission Procedure

The Annual Meeting of Stockholders of Playboy Enterprises, Inc., or the Annual Meeting, will be held on Wednesday, May 21, 2008, at 9:00 a.m., local time, at Spiaggia, located at 980 North Michigan Avenue, Chicago, Illinois 60611.

All stockholders of record on March 24, 2008, the record date for the Annual Meeting, are invited to attend the Annual Meeting. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Securities Entitled to Be Voted at the Annual Meeting

Only shares of our Class A common stock held by stockholders of record on March 24, 2008, the record date for the Annual Meeting, are entitled to be voted at the Annual Meeting. Each share of Class A common stock is entitled to one vote. On March 24, 2008, 4,864,102 shares of Class A common stock were outstanding. The Class B common stock is not entitled to be voted at the Annual Meeting. Holders of Class B common stock are receiving this proxy statement for informational purposes only and will not receive a proxy card.

Information About the Notice Regarding the Internet Availability of Proxy Materials

Pursuant to new rules recently adopted by the United States Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we anticipate that on April 7, 2008 we will begin mailing a Notice of Internet Availability of Proxy Materials, or the Notice, to holders of record of our Class A common stock and Class B common stock, as of the close of business on March 24, 2008. All stockholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet;

•	request a printed set of the proxy materials;

•	vote your shares by proxy; and

•	instruct us to send our future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Information About This Proxy Statement

We are providing these proxy materials to you because our Board of Directors, or Board, is soliciting your proxy to vote your shares of Class A common stock at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting.

Information About Voting

Holders of Class A common stock can vote in person at the Annual Meeting or by proxy. If you want to vote by proxy, please submit your proxy by phone, via Internet or by requesting, completing and submitting a paper proxy card, in each case, by following the instructions included in the Notice. If your shares of Class A common stock are held in the name of a bank, broker or other holder of record, you will receive a Notice from that holder of record that will include instructions you must follow in order for your shares to be voted at the Annual Meeting.

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Class A common stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted “for” or “withheld” with respect to all, some or none of the nominees for director and whether your shares should be voted “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm. If you (i) indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board or (ii) sign, date and return the card without indicating your instructions on how to vote your shares, they will be voted as follows:

•	FOR the election of the eight nominees for director; and

•	FOR the ratification of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

If any other matter is presented at the meeting, the holders of your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by telephone, via the Internet, or by requesting, completing and submitting a paper proxy card, in each case, by following the instructions included in the Notice. Voting by proxy will not affect your right to attend the Annual Meeting and vote your shares in person.

You may revoke or change a proxy at any time before it is exercised by any of the following methods:

•	sending a written revocation to Playboy’s Secretary, Howard Shapiro;

•	executing and delivering by mail, Internet or telephone a later dated proxy; or

•	voting in person at the Annual Meeting.

Your most current vote is the one that is counted.

Quorum Requirement

A quorum is necessary to hold a valid Annual Meeting. A majority of the shares of our Class A common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Proxies marked “withheld” or “abstain” and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item under the rules of the New York Stock Exchange, or the NYSE, and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to Be Taken

All matters to be considered at the Annual Meeting require an affirmative vote of the majority of all shares of Class A common stock present in person or represented by proxy. Proxies marked “withheld” or “abstain” will have the same effect as a vote against the proposals described in this proxy statement. If your shares are held through a broker or bank, your broker or bank will have the authority to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the broker or bank does not receive instructions from you.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected by the Class A stockholders each year at our Annual Meeting. Our directors are elected to serve one-year terms. Our bylaws allow our Board to fix the number of directors to be elected at each Annual Meeting at not fewer than five and not more than 10. Our Board currently consists of eight members. Our Board has nominated eight individuals for election at the Annual Meeting. Each of the director nominees presented in this proxy statement is currently a director. If reelected, each director’s term will last until the 2009 Annual Meeting or until he or she is succeeded by another qualified director who has been elected or appointed by the Board, or until his or her earlier death, resignation or removal.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If a nominee is unavailable for election, the holders of your proxy may vote for another nominee proposed by our Board, or our Board may reduce the number of directors to be elected at the Annual Meeting. Your proxy may not be voted for more than eight nominees.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of April 1, 2008.

CHRISTIE HEFNER
Director since 1979
Age 55

Ms. Hefner was appointed to her present position as Chairman of the Board and Chief Executive Officer of Playboy in 1988. She joined Playboy in 1975 and worked in a variety of positions with us before being named President in 1982. She is also a board member of the Playboy Foundation, our philanthropic arm. In addition, Ms. Hefner is a member of the Board and the Executive & Government Affairs Committees of the Magazine Publishers of America, the industry association for consumer magazines, and the Boards of The Paley Center for Media and Canyon Ranch Health Resorts. She is also on the Board of Trustees of the Rush University Medical Center and the Advisory Boards of the American Civil Liberties Union and Springboard 2000 Enterprises, Inc. She is a founding member of The Chicago Network, an organization of professional women from the Chicago metropolitan area who have reached the highest echelons of business, the arts, government, the professions and academia and of The Committee of 200, an organization dedicated to improving opportunities for women business leaders and a source for governmental representation and research on issues relevant to women in business.

Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief and Chief Creative Officer.

DENNIS S. BOOKSHESTER
Director since 1990
Age 69

Mr. Bookshester is currently a private investor and advisor. He joined America’s PowerSports, Inc., a motorcycle dealer network, as Chairman in March 2006. Prior to that, he was the Chief Executive Officer of Turtle Wax, Inc., a company specializing in auto appearance chemistry, from January 2004 to May 2005. He has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since 1997. Concurrently, Mr. Bookshester was the Chief Executive Officer of Fruit of the Loom, Inc. from June 1999 to May 2002. From 1990 to 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is the Commissioner of the Illinois Racing Board and a member of the Board of Directors of Northwestern Memorial Foundation. He is a lifetime member of the Visiting Committee of The University of Chicago Graduate School of Business. Mr. Bookshester is a member of our audit committee.

DAVID I. CHEMEROW
Director since 1996
Age 56

Mr. Chemerow joined Olympus Media, LLC, a firm specializing in the sale of outdoor advertising, as Senior Vice President and Chief Financial Officer in June 2005. Prior to that, he was the Chief Operating Officer for TravelCLICK, Inc., a leading provider of solutions that help hotels maximize profit from electronic distribution channels, from December 2003 through August 2004. He was also the Chief Operating Officer of ADcom Information Services, Inc., which provides ratings for viewership of TV programs to cable operators, from July 2002 through December 2003. He served as President and Chief Executive Officer of Soldout.com, Inc. in 2000 and was President and Chief Operating Officer from 1999 through 2000. Soldout.com, Inc. is a premium event and entertainment resource, specializing in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, from 1998 to 1999, and he served as Executive Vice President and Chief Operating Officer from 1997 to 1998. From 1996 to 1997, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally engaged in providing distributed computing management solutions. Beginning in 1990 and prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of Playboy. Mr. Chemerow is also a member of the Board of Directors of Dunham’s Athleisure Corporation, a sporting goods retailer. Mr. Chemerow is the Chairman of our audit committee.

CHARLES HIRSCHHORN
Director since 2006
Age 50

Mr. Hirschhorn is Chief Creative Officer of Retirement Living TV, the only TV network programmed for adults 55 and older. In addition, he is the Founder of Fountain Productions, an independent production company that produces theatrical motion pictures, television movies and direct-to-video films. He founded and was Chief Executive Officer of G4 Media, Inc., the world’s first videogame television network, from 2000 to 2005. Mr. Hirschhorn also worked for 10 years at The Walt Disney Company, including as President of Walt Disney Television and Television Animation, from 1989 to 1999. Prior to Disney, he served as Vice President of Development for Fox Broadcasting Company, from 1986 to 1989, where he managed the network’s primetime programming. A graduate of Harvard College with a Bachelor of Arts in economics, Mr. Hirschhorn served as an Arts Management Fellow for the National Endowment for the Arts. He serves on the Boards for the Harvard College Office for the Arts and for the Berklee College of Music. Mr. Hirschhorn is a member of our compensation committee.

JEROME H. KERN
Director since 2002
Age 70

Mr. Kern has been a partner in Enki Strategic Advisors, consultants to the broadband industry since 2007. He is also the President of Kern Consulting, LLC since 2001. Prior to that, Mr. Kern was Chairman and Chief Executive Officer of On Command Corporation. Prior to his position at On Command, he served as Vice Chairman and a member of the Board of Directors of Tele-Communications, Inc., or TCI. For more than 20 years, Mr. Kern was the principal outside legal counsel to TCI and Liberty Media Corporation, including from 1992 to 1998, when he served as senior partner of Baker & Botts, L.L.P. Mr. Kern is a member of our audit committee.

RUSSELL I. PILLAR
Director since 2003
Age 42

Mr. Pillar is Co-Founder and Managing Director of Catalytic Capital and its predecessor and related entities, all investment and advisory vehicles focused on creating value at the intersection of media, technology and consumer brands, and has served in that and similar capacities since 1991. From January 2000 until February 2006, he was Viacom, Inc.’s and CBS’s chief digital media strategy and execution executive, serving in a variety of positions including Senior Advisor, Viacom, Inc. President, Viacom Digital Media Group, and President and Chief Executive Officer CBS Internet Group. Prior to his tenure at Viacom, he was President, Chief Executive Officer, and a Director of Richard Branson’s Virgin Entertainment Group. Prior to his tenure at Virgin, he co-led the leveraged buyout, turnaround, and subsequent public offering of Prodigy, serving over a more than four-year span in a variety of positions including Vice Chairman of the Board of Directors and President and Chief Executive Officer of Prodigy Internet. Over the past two decades, he has served as a board member of more than a dozen public and private companies; he currently serves as Vice Chairman of AVP Pro Beach Volleyball Tour, Inc. Mr. Pillar, a Crown Fellow at the Aspen Institute, graduated Phi Beta Kappa, cum laude with an A.B. in East Asian Studies from Brown University. Mr. Pillar is a member of our compensation committee.

SOL ROSENTHAL
Director since 1985
Age 73

Mr. Rosenthal has been Of Counsel to the Los Angeles office of the law firm of Arnold & Porter LLP since 2000. Prior to that he was Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. from 1996 through 2000. Prior to that, he was a senior partner in the law firm of Buchalter Nemer from 1974 through April 1996. He has served as an arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992, and he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is the Chairman of our compensation committee.

RICHARD S. ROSENZWEIG
Director since 1973
Age 72

Mr. Rosenzweig has been Executive Vice President of Playboy since 1988. From 1982 to 1988, he was Executive Vice President, Office of the Chairman, and from 1980 to 1982, he was Executive Vice President, Corporate Affairs. Before that, from 1977 to 1980, he had been Executive Vice President, West Coast Operations. His other positions with Playboy have included Executive Vice President, Publications Group; Associate Publisher, Playboy Magazine; Chairman, Alta Loma Entertainment and President, Playboy Jazz Festivals. He has been with Playboy since 1958.

MEETINGS AND COMMITTEES OF THE BOARD

Our Board held seven meetings during 2007. In addition to meetings of the full Board, directors also attend meetings of Board committees on which they serve. Each of our directors attended at least 75% of all the meetings of the Board and of the Board committees on which he or she served during 2007. The non-employee directors also meet periodically in executive sessions without management. The non-employee director designated to preside at such executive sessions rotates among such non-employee directors. Information with respect to our policy for communication with directors, including the non-employee directors, is described in the section of this proxy statement titled “Stockholder Communications with Directors.” Our Board has a standing audit committee and a standing compensation committee, which are described below. Our Board does not have a standing nominating committee.

Our Board is composed of eight individuals. Our Board has affirmatively determined that all directors, other than Ms. Hefner and Mr. Rosenzweig, are independent directors under the listing requirements of the NYSE. Specifically, these six directors have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In making these determinations, our Board considered the fact that none of these directors had any relationships with us of the types set forth in the listing requirements of the NYSE nor any other relationships that in the Board’s judgment would interfere with the director’s independence.

Ms. Hefner and Mr. Rosenzweig are both executive officers of Playboy and, therefore, are not independent directors.

Audit Committee

Our audit committee is currently comprised of three directors, Messrs. Chemerow (who serves as Chairman), Bookshester and Kern. The key functions of our audit committee and certain of its activities during 2007 are described in the section of this proxy statement titled “Report of the Audit Committee.”

During 2007, the Board examined the composition of our audit committee and confirmed that all members of our audit committee are independent and financially literate and that Mr. Chemerow qualifies as an audit committee financial expert, in each case under the applicable NYSE listed company rules and the SEC regulations governing audit committees. Mr. Chemerow acquired his financial expert attributes principally through years of experience as chief financial officer or controller of several companies as well as president and chief operating officer of several companies where he actively supervised principal financial officers and actively oversaw the preparation and evaluation of financial statements. Mr. Chemerow’s experience is described in the section of this proxy statement titled “PROPOSAL NO. 1 — ELECTION OF DIRECTORS.”

Our audit committee met eight times during 2007.

Compensation Committee

Our compensation committee is currently comprised of three directors, Messrs. Rosenthal (who serves as Chairman), Hirschhorn and Pillar. The key functions of our compensation committee include reviewing and approving our goals and objectives concerning compensation of corporate officers and certain other key employees, evaluating the performance of our Chairman of the Board and Chief Executive Officer in light of these goals and objectives and determining and approving and recommending to our Board for approval her compensation level based on this evaluation, evaluating the performance of other corporate officers in light of these goals and objectives, reviewing the competitiveness of our compensation practices and determining and approving salary and termination arrangements for, and all proposed contracts and transactions with, all of our employees whose salaries and bonuses are more than $350,000 but less than $500,000 per year, excluding corporate officers.

Other key responsibilities of the compensation committee include reviewing and making recommendations to the Board concerning our employee benefit programs, making recommendations to our Board concerning compensation, salary or termination arrangements for, and all proposed contracts and transactions with, corporate officers and any employee of Playboy (including Mr. Hefner) whose salary and bonus equals or exceeds $500,000 per year, administering our stock incentive plans for key employees and non-employee directors and determining which of our employees are eligible to participate in those plans and administering our employee stock purchase plan.

Our compensation committee met three times during 2007.

Board Nominations

We are committed to having a Board comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board’s oversight of the business and affairs of Playboy and have an impeccable record and reputation for honest and ethical conduct. Our Board is composed of eight individuals, six of whom our Board has affirmatively determined to be independent directors under the listing requirements of the NYSE. Because more than 50% of our voting shares are owned by a single individual, the NYSE listing requirements do not require us to have a separate nominating committee composed solely of independent directors to identify and select individuals to serve on our Board. However, we believe the independent composition of our Board enables us to achieve the purposes of an independent nominating committee by using the full Board. Accordingly, each member of the Board participates in the consideration of director nominees.

Our Board will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Board will take into consideration its needs and the qualifications of the candidate.

To have a candidate considered by the Board, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of Playboy stock, including the number and class of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of Playboy and the person’s consent to be named as a director if nominated by the Board.

The stockholder recommendation and information described above must be sent to the Secretary at Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611 and must be received by the Secretary not less than 120 days prior to the anniversary date of Playboy’s most recent annual meeting of stockholders.

In addition to the factors described above, the Board examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management, Playboy and its principal stockholder. The Board also seeks to have its members represent a diversity of backgrounds and experience.

The Board identifies potential nominees by asking current directors and executive officers to identify people meeting the criteria described above that are available to serve on the Board. As described above, the Board will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate, the Board may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Board determines that the candidate warrants further consideration, the Chairman of the Board or another member of the Board contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Board requests information from the candidate, reviews the person’s accomplishments and qualifications, including any other candidates that the Board might be considering, and conducts one or more interviews with the candidate. In certain instances, the Chairman of the Board or another member of the Board may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Board’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number and class of shares held by the recommending stockholder and the length of time that such shares have been held and the needs of the Board at the time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board has established a process to receive communications from stockholders and any interested persons. Stockholders and interested persons may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Secretary” at Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

We also have a 24-hour toll-free telephone number (1-866-376-4117) and a dedicated e-mail address (pla@openboard.info) for receiving complaints or concerns regarding accounting and auditing matters. There is also a secure web page at www.openboard.info/PLA providing the ability to access an Internet-based message interface that will deliver a secure message. In addition, we have a secure post office box (P.O. Box 11177, Chicago, Illinois 60611) for the same purpose. Complaints or concerns regarding accounting and auditing matters will be handled in accordance with procedures adopted by the audit committee.

It is Playboy’s policy that each of our directors should attend the Annual Meeting absent circumstances that make attendance impossible. All of our then serving directors were in attendance at the 2007 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Posted on our website www.PlayboyEnterprises.com in the “Investor Relations — corporate governance” section are the charters of the audit committee and compensation committee, our Code of Conduct and our Corporate Governance Guidelines. Copies of these documents are also available free of charge by sending a request to Investor Relations, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. Information made available on our website does not constitute a part of this document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee during 2007 were Messrs. Rosenthal (Chairman), Hirschhorn, Pillar and Donald G. Drapkin (who resigned as a director on April 30, 2007), none of whom has (i) served at any time as an officer or employee of Playboy or our subsidiaries, (ii) any relationship with Playboy or our subsidiaries other than service as a director or (iii) received any compensation from Playboy or our subsidiaries other than in his capacity as a member of the Board or a committee thereof. None of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Playboy.

EXECUTIVE OFFICERS

The following information is provided with respect to Playboy’s executive officers, except for Ms. Hefner and Mr. Rosenzweig, whose information is provided in the section of this proxy statement titled “PROPOSAL NO. 1 — ELECTION OF DIRECTORS.” Each of Playboy’s executive officers holds his or her office until he or she is succeeded by another qualified individual, or until his or her earlier death, resignation or removal. The ages of the executive officers are as of April 1, 2008.

LINDA G. HAVARD
Executive Vice President, Finance and Operations
 and Chief Financial Officer
Age 53

Ms. Havard was appointed to her present position in 1997. From 1982 to 1997, she held various financial and management positions at Atlantic Richfield Company, or ARCO. From 1996 to 1997, Ms. Havard served as ARCO’s Senior Vice President in the Global Energy Ventures division. She also served as ARCO’s Vice President of Corporate Planning from 1994 to 1996. Her other positions with ARCO included: Vice President, Finance, Planning and Control, ARCO Transportation Co.; and President, ARCO Pipe Line Co. Ms. Havard serves on the Executive Committee and Chairs the Finance, Audit and Investment Committee of the Board of Trustees of The Chicago School of Professional Psychology; and as Vice President of the Board of the Chicago Finance Exchange.

HUGH M. HEFNER
Editor-in-Chief and Chief Creative Officer
Age 81

Mr. Hefner founded Playboy in 1953. He assumed his present position in 1988. From 1976 to 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie Hefner, Chairman of the Board and Chief Executive Officer.

MARTHA O. LINDEMAN
Senior Vice President, Corporate Communications
 and Investor Relations
Age 57

Ms. Lindeman was appointed to her present position in 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

ROBERT MEYERS
Executive Vice President and President, Media
Age 52

Mr. Meyers was appointed to his present position in 2006 and is responsible for managing Playboy’s Entertainment and Publishing Groups. He has spent his entire career in the media industry, most recently before Playboy serving as Executive Vice President of Digital Media, Data and Video at Westwood One, Inc. Mr. Meyers previously spent nine years at NBC Universal, where he held a number of positions with CNBC, Inc. and NBC Interactive, including Chief Operating Officer of CNBC.com, Senior Vice President of Primetime Programming at CNBC and, most recently, General Manager of CNBC Enterprises. Prior to that, he spent eight years with Viacom, Inc., primarily in planning and development roles for the company’s television and cable businesses. He serves as a director of DoubleClick Inc.

HOWARD SHAPIRO
Executive Vice President, Law and Administration,
 General Counsel and Secretary
Age 60

Mr. Shapiro was appointed to his present position in 1996. From 1989 to 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From 1985 to 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From 1984 to 1985, he served as Senior Vice President and General Counsel. From 1983 to 1984, he served as Vice President and General Counsel. From 1981 to 1983, he served as Corporate Counsel. From 1978 to 1981, he served as Division Counsel. From 1973 to 1978, he served as Staff Counsel.

ALEX VAICKUS
Executive Vice President and President,
 Global Licensing
Age 48

Mr. Vaickus was appointed to his present position in 2002. From 2000 to 2002, Mr. Vaickus served as Senior Vice President and President of the Licensing Group. Mr. Vaickus previously served as Playboy’s Senior Vice President of Strategy, Planning and Operations and was responsible for managing the strategic planning process and all corporate level business development activities, including the evaluation of acquisitions and new business opportunities. Prior to joining Playboy in 1998, Mr. Vaickus was Vice President of Business Development with ConAgra Refrigerated Prepared Foods, a division of ConAgra Foods, Inc. and Vice President of Business Planning and Finance for Sara Lee/DE, a division of Sara Lee Corporation. He spent 12 years at Sara Lee, where he held various positions, including Executive Director of U.S. Foods and Director of Business Planning.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation of our Chief Executive Officer and our Chief Financial Officer as well as of the other executive officers required to be included in the Summary Compensation Table on page 17 (collectively referred to as our “named executive officers”). It also provides information on our compensation philosophy and describes how our compensation policies and programs are designed to achieve our compensation objectives.

Compensation Philosophy and Objectives

The overall goal of our compensation program is to attract and retain the talented executives and employees needed to achieve our business objectives at an appropriate cost to our stockholders, as well as to ensure that an appropriate relationship exists between pay, our financial performance and the creation of long-term stockholder value.

The principal components of our compensation program consist of base salary, an annual bonus plan, long-term equity incentive compensation and other benefits. We determine and combine the compensation elements for each executive in a manner that we believe optimizes the executive’s contribution to the Company and that results in total compensation levels that are linked to the Company’s performance.

Setting Executive Compensation

Our executive compensation program is designed to help us achieve our business objectives by:

•	setting levels of compensation designed to attract and retain superior executives in a marketplace that is both highly competitive and well-known for its individually tailored compensation packages;

•	providing incentive compensation that is tied to both Playboy’s financial performance and the individual executive’s contribution to that performance; and

•	linking compensation to elements that affect share performance.

To help the compensation committee meet these objectives, it periodically evaluates the competitiveness of our executive compensation program using information drawn from a variety of sources, such as published survey data, financial documents, information supplied by consultants and its own experience in recruiting and retaining executives.

Compensation Peer Group

In addition to survey data, our compensation committee also compares total compensation and each element of total compensation against the median pay levels of a peer group of publicly-traded entertainment companies (collectively referred to as the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by our compensation committee, consists of companies in our industry against which our compensation committee believes we compete for talent. The companies comprising the Compensation Peer Group are:

• Belo Corp.	• Journal Communications, Inc.	• The E.W. Scripps Company

• Clear Channel Communications, Inc.	• Liberty Media Corporation	• The New York Times Company

• Dow Jones & Company, Inc.	• Media General, Inc.	• The Reader’s Digest Association, Inc.

• Emmis Communications Corporation	• Meredith Corporation	• The Washington Post Company

• Gannett Co., Inc.	• News Corporation	• Time Warner Inc.

• Gray Television, Inc.	• Paxson Communications	• Tribune Company

• Hearst-Argyle Television, Inc.	• PRIMEDIA Inc.	• Univision Communications

• John Wiley & Sons	• Sinclair Broadcast Group, Inc.	• The Walt Disney Company

For comparison purposes, our annual revenues are below the median revenues of the Compensation Peer Group. Because of the large variance in size among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between Playboy and the companies in the Compensation Peer Group and, in combination with the published survey data, is referred to when setting executive compensation.

Description of Each Element of Compensation

Base Salary

Our compensation committee reviews salary ranges once a year and adjusts them as necessary, considering a number of factors, including our financial performance and market data. The compensation committee also reviews executives’ individual salaries once a year and determines any adjustments based upon an evaluation of relevant factors, including each executive’s performance, experience in the position, duties and responsibilities and impact on Company performance, as well as external market data. We set the base salaries for executives based primarily on competitive market data, the executive’s performance and our annual merit increase budget which is based on market practice. As a general approach, we attempt to place executives’ salaries consistent with the median of the market data reported in relevant compensation surveys, Compensation Peer Group data and other information considered. In general, we believe that the market median represents pay for employees who are fully competent in their positions. Our overall philosophy is to pay below the median levels for employees who are new to their role or newly promoted. Similarly, we typically pay our highest performers and our most critical and experienced employees at levels above the market median. The base salary earned by each of our named executive officers in 2007 is set forth in the Summary Compensation Table on page 17.

Annual Bonus Plan

Our executives are eligible for annual incentives under our Management Incentive Compensation Plan, or MIP. The MIP provides guidelines for the calculation of annual bonuses, subject to compensation committee oversight and modification.

At the beginning of each year, the compensation committee considers whether a MIP should be established for the current year and, if so, approves the MIP, including its participants, weightings and structure. The total bonus amount each executive earns is calculated based on pre-established objective financial goals and, in some cases, a portion of the bonus is based on the achievement of non-financial goals specific to the participant’s duties and supportive of the Company’s strategic plan, such as the consummation of an acquisition transaction or the successful completion of specified projects.

For 2007, the MIP was designed in most cases to pay at target levels for achievement of our business plan. Threshold payments, or the lowest achievement level that results in a payout, are made when performance levels are 10% below the business plan. No payouts are made for performance below this threshold level. Maximum payouts occur at 15% above the business plan. In 2007, we increased the required threshold levels for the consolidated measure (which accounts for at least 40% of every participant’s payout) above that of the business plan to ensure that our participants’ interests were closely aligned to those of our shareholders. Similarly, we increased achievement levels for certain other performance measures.

For 2007, the total amount of bonus earned by each of our named executive officers other than Ms. Havard was based on the achievement of the objective financial goals. For 2007, 80% of Ms. Havard’s annual bonus was based on achievement of the objective financial goals and 20% was based on achievement of non-financial goals. For 2007, the pre-established objective financial goals related to consolidated and/or group segment income.

In 2007, named executive officers were eligible to receive the following bonus opportunities, which are expressed as a percent of base salary.

Bonus Guidelines as Percent of Base Salary

	Below
	Target	Target	Maximum

Christie Hefner	20%	50%	100%
Linda G. Havard	16%	40%	80%
Hugh M. Hefner	10%	25%	50%
Robert Meyers	20%	50%	100%
Alex Vaickus	20%	50%	100%

These bonus opportunities were recommended by management and approved by the compensation committee based upon the market median bonus opportunities (expressed as a percentage of base salary) for comparable positions with comparable scope and responsibilities. As a result, though fixed compensation (i.e., base salary) is tied to the market median, the market position for each participant’s total cash compensation will fluctuate based on performance. For example, performance below business plan levels would result in a below-target payout, causing total cash compensation to be below the market median. Similarly, performance above business plan levels results in payouts above the targeted amount, resulting in total cash compensation that is above the market median. The compensation committee approved bonuses for the named executive officers for 2007 based on our achievement of the objective financial goals and, in the case of Ms. Havard, also for her achievement of non-financial goals within the bonus guidelines established as described above. The bonus awarded to each named executive officer for 2007 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” on page 17.

Equity Incentives

We provide equity incentive awards through our 1995 Stock Incentive Plan. Subject to the terms of that plan, the compensation committee determines the “key employees” to whom options and other awards may be granted, the number of shares of our Class B common stock covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of options and other awards and other administrative functions. Since the inception of the 1995 Stock Incentive Plan, the compensation committee has granted incentive stock options, non-qualified stock options, restricted stock awards and performance awards. In 2007, the compensation committee granted a combination of non-qualified stock options, restricted stock and stock payments. These grants are designed to further our growth, development and financial success by providing key employees with strong additional incentives to maximize long-term stockholder value by assisting them to become owners of our stock, which aligns their interests with our interests. As stockholders, key employees benefit directly from our growth, development and financial success. In addition, restrictions on the stock awards are based on our long-term business plan, further tying each participant’s compensation to our financial performance. Finally, stock option grants and restricted stock awards also enable us to attract and retain the services of those executives whom we consider essential to our long-range success.

Award levels are determined based on a number of factors including level of responsibilities and market data. In 2007, we also considered the financial impact of granting equity awards pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or FAS 123(R). Awards are typically granted at the compensation committee’s first regularly scheduled meeting of the year. We do not time equity awards grants in coordination with the release of information.

Stock option grants are typically subject to a three-year vesting schedule with one-third vesting upon each one-year anniversary of the grant, subject to continued employment. Pursuant to our equity plans, prior to August 2006, options were granted with an exercise price equal to the closing price of the prior business day for each grant date. Effective August 2006, the closing price of the Class B common stock on the date of grant is used as the exercise price for option awards.

Other than Mr. Hefner, each of the named executives received grants of stock option and restricted awards in 2007, which are reflected in the Summary Compensation Table on page 17 and the Grants of Plan Based Awards Table on page 18.

We also provide our executive officers and all other full-time and part-time employees with the ability to purchase shares of our common stock through payroll deductions at a price per share which is equal to 85% of the closing price on the date of purchase in accordance with the terms of our Employee Stock Purchase Plan.

Other Benefits

All eligible employees, including named executive officers, participate in our benefit programs. We provide health and welfare benefits, including medical and dental coverage, short-term and long-term disability insurance benefits and life insurance benefits based on one times base pay.

Employees, including named executive officers, are eligible to participate in our Employees Investment Savings Plan. Our Employees Investment Savings Plan is a defined contribution plan consisting of two components: a profit sharing plan and a 401(k) plan. The profit sharing plan covers all employees who have completed 12 months of service of at least 1,000 hours. Our discretionary contribution to the profit sharing plan is distributed to each eligible employee’s account in an amount equal to the ratio of each eligible employee’s compensation, subject to Internal Revenue Service limitations, to the total compensation paid to all such employees. Eligible employees may participate in our 401(k) plan upon their date of hire. We make matching contributions to our 401(k) plan based on each participating employee’s contributions and eligible compensation.

In addition to the qualified retirement plan, we have two non-qualified deferred compensation plans, which permit certain employees, including named executive officers, and all non-employee directors to annually elect to defer a portion of their compensation. A match is provided to employees who participate in the deferred compensation plan, at a certain specified minimum level, and whose annual eligible earnings exceed the salary limitation contained in the 401(k) plan. For more information on our deferred compensation plans, see the discussion under the headings “Non-Qualified Deferred Compensation Plan” on page 20 and “Director Compensation” on page 23.

We currently maintain a practice of paying a separation allowance under our salary continuation policy (which is not funded) to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

Our compensation committee has primary responsibility for overseeing the design, development and implementation of the compensation program for the named executive officers. Our compensation committee evaluates the performance of the Chief Executive Officer and approves and recommends to the Board for approval the compensation of our Chief Executive Officer in light of the goals and objectives of the compensation program. The Chief Executive Officer and the compensation committee together assess the performance of the other named executives and determine their compensation.

Our Chief Executive Officer and Human Resources department assist our compensation committee in reaching compensation decisions with respect to the named executive officers other than the Chief Executive Officer. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the Chief Executive Officer and the compensation committee.

Role of Compensation Consultants

Neither the Company nor the compensation committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Periodically, we, through our Human Resources department, and the compensation committee have engaged compensation consultants to review our executive salaries and salary ranges and the design of programs that affect senior executive officer compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. These consultants provide market intelligence on compensation trends along with general views on specific compensation programs designed by our Human Resources personnel and management, with the oversight of the compensation committee. In the future, either we or the compensation committee may engage or seek the advice of other compensation consultants.

Stock Ownership Guidelines

We have a stock retention policy for certain members of our executive management, the purpose of which is to promote the accumulation of our stock among executive management in order to ensure and demonstrate to our stockholders that the interests of our top managers are aligned with those of our other stockholders. As of December 31, 2007, each of our named executive officers was subject to the requirements of the stock retention policy. The stock retention thresholds are set at approximately two times average base salary for each officer subject to the policy, except for Ms. Hefner, whose threshold is set at approximately five times her average base salary. We review each officer’s status with these requirements annually. If an officer has not achieved the stock ownership requirement at the end of the year, a portion of that officer’s compensation under the MIP may be paid in the form of shares of Class B common stock.

Our named executive officers’ stock ownership is shown under the heading “Playboy Stock Ownership” on page 25.

Employment and Severance Agreements

Our philosophy is to enter into employment agreements only if warranted based on the particular facts and circumstances. Except as described below, our named executive officers do not have employment agreements. This is consistent with our performance-based employment and compensation philosophy. We currently have severance agreements with Linda Havard, our Executive Vice President, Finance and Operations and Chief Financial Officer, and Alex Vaickus, our Executive Vice President, Global Licensing and employment and severance agreements with Robert Meyers, our Executive Vice President and President, Media. A description of these agreements with Ms. Havard, Mr. Vaickus and Mr. Meyers is set forth below in the section entitled “Employment and Severance Agreements” beginning on page 21.

Change in Control Agreements

To help us retain our most senior executive officers, our Board has approved our entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates after a “change in control” of Playboy. Each of our named executive officers (other than Mr. Hefner) is currently party to such an agreement. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 20.

Tax and Accounting Implications

Deductibility of Compensation

The federal corporate income tax laws limit our ability to deduct compensation in excess of $1 million paid annually to certain of our most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals established by the compensation committee and approved by the stockholders. The committee’s policy is to seek to qualify all executive compensation for deductibility to the extent that this policy is consistent with our overall objectives in attracting, motivating and retaining its executives. However, we may make non-conforming grants or awards from time to time.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted the provisions of FAS 123(R) under the modified prospective method. We estimate the value of stock options on the date of grant using the Lattice Binomial model. We measure stock-based compensation cost at the grant date based on the value of the award and recognize the expense over the vesting period.

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the compensation committee:

Sol Rosenthal, Chairman
Charles Hirschhorn
Russell I. Pillar

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance as of December 31, 2007.

Class B Common Stock
Number of Securities Remaining
	Number of Securities to		Available for Future Issuance
	be Issued Upon	Weighted Average	Under Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding Securities
Plan Category(1)	Options	Outstanding Options	Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation plans approved by stockholders	3,546,250	$15.60	3,103,484

(1)	Playboy has no equity compensation plans that have not been approved by stockholders.

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2007 by our named executive officers. In 2007, “Salary” accounted for approximately 56% of the total compensation of our named executive officers and non-equity incentive plan compensation accounted for approximately 15% of total compensation.

										Change in
										Pension
										Value and
								Non-Equity		Non-Qualified
								Incentive		Deferred
					Stock		Option	Plan		Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards(1)		Awards(1)	Compensation		Earnings(2)	Compensation(3)	Total

Christie Hefner	2007	$725,000	$—		$92,684		$409,528	$231,291		$—	$62,391	$1,520,894
Chairman of the Board and	2006	700,000	—		—		594,785	—		—	56,587	1,351,372
Chief Executive Officer
Linda G. Havard	2007	530,000	447	(6)	30,895		98,931	210,138	(7)	—	10,192	880,603
Executive Vice	2006	515,000	—		—		147,299	71,688	(7)	—	8,933	742,920
President, Finance and
Operations and Chief
Financial Officer
Hugh M. Hefner	2007	1,000,000	—		—		—	159,511		—	290,192	1,449,703
Editor-in-Chief and	2006	1,000,000	—		—		—	—		—	8,933	1,008,933
Chief Creative Officer
Robert Meyers	2007	700,000	—		61,790		188,245	243,457	(7)	—	26,817	1,220,309
Executive Vice President and	2006	201,923	50,000	(9)	283,500	(10)	50,920	—		—	51,943	638,286
President, Media(8)
Alex Vaickus	2007	600,000	—		37,074		118,769	393,364	(7)	—	10,192	1,159,399
Executive Vice President	2006	550,000	—		—		145,645	169,852	(7)	—	8,933	874,430
and President, Global
Licensing

(1)	The amounts reflected in the Stock Awards and Option Awards columns reflect the amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R) for awards granted pursuant to our 1995 Stock Incentive Plan and thus include amounts for awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in the Stock-Based Compensation accompanying note to our audited financial statements for the year ended December 31, 2007 (Note O) included in our Annual Report on Form 10-K filed with the SEC, disregarding forfeiture estimates.

(2)	There were no above market earnings on deferred compensation balances in 2007.

(3)	Amounts included in the All Other Compensation column are as follows:

Payment Type	Year	Christie Hefner	Linda G. Havard	Hugh M. Hefner	Robert Meyers	Alex Vaickus

401(k) Contributions	2007	$10,192	$10,192	$10,192	$10,192	$10,192
Deferred Compensation Matching Contributions	2007	17,500	—	—	16,625	—
Talent Fees Related to The Girls Next Door(4)	2007	—	—	280,000	—	—
Executive Protection Services(5)	2007	34,699	—	—	—	—

Total		62,391	10,192	290,192	26,817	10,192

(4)	Reflects talent fees made to Mr. Hefner for providing services related to The Girls Next Door on E! Entertainment Television.

(5)	Reflects the Company’s cost for security protection services provided to Ms. Hefner.

(6)	The amount reported for Ms. Havard reflects a service award that is available to all eligible employees.

(7)	20% of the Non-Equity Incentive Plan Compensation was awarded in equivalent value in our Class B common stock.

(8)	We hired Mr. Meyers effective September 18, 2006.

(9)	Mr. Meyers received a signing bonus of $50,000 upon his employment with us.

(10)	Mr. Meyers received a grant of 30,000 shares of Class B common stock that vested immediately upon hire.

Grants of Plan Based Awards

The following table shows the awards made to our named executive officers in 2007 under our 1995 Stock Incentive Plan and our MIP. For additional information on our equity and bonus programs, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

								All Other	All Other	Aggregate
								Stock	Option	Grant Date	Exercise
					Estimated Future Payouts			Awards:	Awards:	Fair Value	or Base
		Estimated Future Payouts Under			Under Equity Incentive Plan			Number of	Number of	of Stock	Price of
		Non-Equity Incentive Plan Awards			Awards(1)			Shares of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Option (#)	($)(2)	($)

Christie Hefner	N/A	$145,000	$362,500	$725,000	—	—	—	—	—	$—	$—
	5/23/2007	—	—	—	—	—	—	—	30,000	139,200	10.61
	5/23/2007	—	—	—	—	30,000	37,500	—	—	397,875	10.61
Linda G. Havard	N/A	84,800	212,000	424,000	—	—	—	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	10,000	46,400	10.61
	5/23/2007	—	—	—	—	10,000	12,500	—	—	132,625	10.61
Hugh M. Hefner	N/A	100,000	250,000	500,000	—	—	—	—	—	—	—
Robert Meyers	N/A	140,000	350,000	700,000	—	—	—	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	20,000	92,800	10.61
	5/23/2007	—	—	—	—	20,000	25,000	—	—	265,250	10.61

Alex Vaickus	N/A	120,000	300,000	600,000	—	—	—	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	12,500	58,000	10.61
	5/23/2007	—	—	—	—	12,000	15,000	—	—	159,150	10.61

(1)	Equity Incentive Plan Awards are paid out in restricted stock units. We do not define a specific threshold award of restricted stock units, only a target and a maximum. Restricted stock units vest one year following the achievement of cumulative two-year performance goals. The maximum grant opportunity is awarded at the end of the three-year period if 100% of the target is achieved. If 80% to 100% of the performance target is reached, a pro-rated portion of the granted opportunity is awarded to the named executive officer. If less than 80% of the performance target is reached, no restricted stock units vest and the grant opportunity is canceled.

(2)	Aggregate grant date fair values for option grants are based on a Lattice Binomial value of $4.64 per option; aggregate grant date fair values reported for restricted stock unit grants are based on the maximum payout value and the base price on the grant date reported in the “Exercise or Base Price of Option Awards” column. The fair value of stock options on the grant date is estimated using a Lattice Binomial option pricing model, which requires assumptions such as dividend yield, expected volatility, risk-free rate, expected life and forfeiture rate. These assumptions are included in the Stock-Based Compensation accompanying note to our audited financial statements for the year ended December 31, 2007 (Note O) included in our Annual Report on Form 10-K filed with the SEC.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the number of outstanding plan awards for each named executive officer as of December 31, 2007.

		Option Awards					Stock Awards(1)(2)
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:					Unearned	Unearned
		Number of	Number of	Number of			Number of	Market	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Value of	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Shares or	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Units	Rights	Rights
		Options	Options	Unearned	Exercise	Expiration	Have Not	That Have	That Have	That Have
Name	Grant Date	(Exercisable)	(Unexercisable)	Options	Price	Date	Vested	Not Vested	Not Vested	Not Vested(3)

Christie Hefner	1/19/1999	308,000	—	—	$21.00	1/19/2009	—	—	—	$—
	1/19/1999	170,000	—	—	26.25	1/19/2009	—	—	—	—
	1/19/1999	172,000	—	—	31.50	1/19/2009	—	—	—	—
	2/12/2002	150,000	—	—	15.70	2/12/2012	—	—	—	—
	1/8/2003	150,000	—	—	10.00	1/8/2013	—	—	—	—
	2/4/2004	90,000	—	—	14.48	2/4/2014	—	—	—	—
	1/21/2005	60,000	30,000	—	11.86	1/21/2015	—	—	—	—
	2/9/2006	30,000	60,000	—	14.50	2/9/2016	—	—	—	—
	2/9/2006	—	—	—	—	—	—	—	30,000	273,600
	5/23/2007	—	30,000	—	10.61	5/23/2017	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	37,500	342,000

	Total	1,130,000	120,000	—	—	—	—	—	67,500	615,600

Linda G. Havard	1/19/1999	15,000	—	—	21.00	1/19/2009	—	—	—	—
	1/4/2000	20,000	—	—	24.13	1/4/2010	—	—	—	—
	6/19/2000	10,000	—	—	12.13	6/19/2010	—	—	—	—
	1/26/2001	20,000	—	—	11.38	1/26/2011	—	—	—	—
	1/22/2002	30,000	—	—	15.85	1/22/2012	—	—	—	—
	1/8/2003	50,000	—	—	10.00	1/8/2013	—	—	—	—
	2/4/2004	24,000	—	—	14.48	2/4/2014	—	—	—	—
	1/21/2005	14,000	7,000	—	11.86	1/21/2015	—	—	—	—
	2/9/2006	7,000	14,000	—	14.50	2/9/2016	—	—	—	—
	2/9/2006	—	—	—	—	—	—	—	10,000	91,200
	5/23/2007	—	10,000	—	10.61	5/23/2017	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	12,500	114,000

	Total	190,000	31,000	—	—	—	—	—	22,500	205,200

Hugh M. Hefner	Total	—	—	—	—	—	—	—	—	—

Robert Meyers	9/18/2006	16,667	33,333	—	9.33	9/18/2016	—	—	—	—
	9/18/2006	25,000	50,000	—	9.33	9/18/2016	—	—	—	—
	9/18/2006	—	—	—	—	—	—	—	25,000	228,000
	9/18/2006	—	—	—	—	—	—	—	20,000	182,400
	5/23/2007	—	20,000	—	10.61	5/23/2017	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	25,000	228,000

	Total	41,667	103,333	—	—	—	—	—	70,000	638,400

Alex Vaickus	9/9/1998	7,500	—	—	12.38	9/9/2008	—	—	—	—
	1/19/1999	4,000	—	—	21.00	1/19/2009	—	—	—	—
	1/4/2000	7,500	—	—	24.13	1/4/2010	—	—	—	—
	5/30/2000	500	—	—	12.94	5/30/2010	—	—	—	—
	1/26/2001	10,000	—	—	11.38	1/26/2011	—	—	—	—
	1/22/2002	15,000	—	—	15.85	1/22/2012	—	—	—	—
	1/8/2003	50,000	—	—	10.00	1/8/2013	—	—	—	—
	2/4/2004	18,000	—	—	14.48	2/4/2014	—	—	—	—
	1/21/2005	14,000	7,000	—	11.86	1/21/2015	—	—	—	—
	2/9/2006	10,000	20,000	—	14.50	2/9/2016	—	—	—	—
	2/9/2006	—	—	—	—	—	—	—	10,000	91,200
	5/23/2007	—	12,500	—	10.61	5/23/2017	—	—	—	—
	5/23/2007	—	—	—	—	—	—	—	15,000	136,800

	Total	136,500	39,500	—	—	—	—	—	25,000	228,000

(1)	Performance-based restricted stock units granted in 2005 were canceled because performance criteria were not met.

(2)	All stock awards are paid in restricted stock units.

(3)	The values shown are based on the number of restricted stock units outstanding multiplied by the $9.12 closing price of our Class B common stock on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

No options were exercised by named executive officers in 2007, and no restricted stock units held by named executive officers vested in 2007.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Pursuant to our Amended and Restated Deferred Compensation Plan, or DCP, certain employees, including our named executive officers, are eligible to defer a portion of their salary, sales commissions and awards granted under the MIP. Participants in the DCP may elect to defer between 6% and 25% of their salary and between 10% and 100% of their sales commissions and awards granted under the MIP.

We provide a match to employees who participate in the DCP, at a certain specified minimum level, and whose annual eligible earnings exceed the salary limitation contained in our 401(k) plan. Deferrals may be invested in one or more investments offered by the DCP from time to time at the choice of the participant. We do not provide any guaranteed rate of return. Participants can change investments subject to the procedures provided by DCP and the compensation committee. All deferred amounts that consist of salary, sales commissions, and awards granted under the MIP, as well as investment gains or losses on those amounts, are 100% vested immediately. Amounts that consist of company matches and the investment gains and losses on those amounts are subject to a five-year vesting schedule with one-fifth vesting upon the completion of each year of service.

		Registrant
	Executive	Contributions in		Aggregate
	Contributions in	Last Fiscal Year	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last Fiscal Year	(1)	in Last Fiscal Year	Distributions	at 12/31/07

Christie Hefner	$72,500	$30,253	$222,555	$—	$2,209,851
Linda G. Havard	—	—	79,405	—	598,851
Hugh M. Hefner	—	—	—	—	—
Robert Meyers	70,000	2,576	5,005	—	91,188
Alex Vaickus	—	—	—	—	—

(1)	Company contributions vest over a five-year period. After an executive has completed five years of service, all current and future contributions are 100% vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change In Control Agreements

To help us retain our most senior executive officers, the Board has approved Playboy entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates under certain circumstances after a “change in control” of Playboy. Each of our named executive officers (other than Mr. Hefner) currently are parties to such agreements. Each agreement provides that:

•	payments become due and benefits are provided if, within 18 months after a change in control, the officer is involuntarily terminated for reasons other than death, disability or “cause,” or voluntarily terminates his or her employment for a limited number of permitted reasons described in the agreement;

•	lump-sum cash payments will be made within 10 days following termination in the following amounts:

(i)	three times the sum of (A) the officer’s annual base salary in effect immediately prior to the occurrence of the change in control and (B) the greater of (x) the average bonus earned by the officer for the three fiscal years prior to the year in which the change in control occurs and (y) the targeted bonus for the officer’s position as set forth under our MIP for the applicable year (with the greater of (x) and (y) referred to as the “highest bonus”); and

(ii)	the sum of (A) any unpaid incentive compensation which has been allocated or awarded to the officer for a completed fiscal year or other measuring period preceding the termination and is contingent only upon the continued employment of the officer to a subsequent date and (B) a pro-rata portion of the highest bonus for the year in which termination of employment occurs;

•	if an agreement becomes operative, the amount of the lump-sum cash payments, as well as any other payments owed to officers by us or our affiliates, would be grossed-up, if necessary, to compensate the executive for the imposition of any “golden parachute” excise tax imposed thereon;

•	any restricted stock held by the officer will become fully vested and free from restrictions;

•	the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to three years from the effective date of termination; and

•	the agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless Playboy or the officer gives notice that it or the officer does not wish to extend the agreement.

These change-in-control agreements provide that a change in control takes place whenever any of the following events occur:

•	we liquidate or dissolve;

•	we sell Playboy magazine;

•	any occurrence by which Mr. Hefner, Ms. Hefner, the Hugh M. Hefner 1991 Trust or any trust established by Mr. Hefner for estate planning or similar purposes cease, collectively, to hold, directly or indirectly, at least 50% of the stock entitled to vote generally in the election of our directors; or

•	we merge, consolidate or reorganize the Company, unless we initiate the transaction and, as a result of the transaction, our stockholders immediately prior to the transaction become the majority stockholders of a successor or ultimate parent corporation of the company resulting from such transaction.

Under the agreements, “cause” is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to Playboy.

Employment and Severance Agreements

Linda G. Havard and Alex Vaickus.  We have agreed to severance arrangements with Ms. Havard and Mr. Vaickus. In the event that Ms. Havard or Mr. Vaickus is terminated at any time not “for cause,” the terminated executive will be entitled to receive 12 months severance pay based on the executive’s salary at that time. In the event of such termination, the terminated executive will have no duty to mitigate damages and will be free to accept other employment at the executive’s discretion.

Robert Meyers.  Effective September 18, 2006, we entered into an employment agreement with Mr. Meyers, hiring him as our Executive Vice President and President, Media, reporting to our Chairman of the Board and Chief Executive Officer. Mr. Meyers’ employment agreement will terminate on September 18, 2009, unless sooner terminated by us or Mr. Meyers. The employment agreement entitles Mr. Meyers to an annual base salary of $700,000. Under the employment agreement, Mr. Meyers is eligible to participate in Board-approved incentive plans at a maximum level of 100% of his base salary and, in each year from 2006 to 2009, will be granted 50,000 non-qualified stock options and 20,000 restricted stock units, subject to the 1995 Stock Incentive Plan and as determined by the compensation committee, which will be consistent with the terms and conditions of grants and awards made to our other executive officers. On September 18, 2006, Mr. Meyers received a one-time grant of 75,000 non-qualified stock options, 30,000 shares of our Class B common stock and 25,000 restricted stock units. Mr. Meyers also received a one-time signing bonus of $50,000, and we agreed to reimburse Mr. Meyers (up to $50,000) for payments that he made to refund the signing bonus he received from his previous employer, Westwood One, Inc.

If we terminate Mr. Meyers’ employment agreement for “cause” (as such term is defined in the employment agreement), he will not be entitled to any compensation or other amount from us under his employment agreement from the effective date of the termination. If we terminate Mr. Meyers’ employment agreement without “cause” or if Mr. Meyers terminates his employment agreement because (i) he is asked to report to anyone other than our Chief Executive Officer, (ii) we materially breach the employment agreement and fail to cure such breach after 30 days’ written notice, (iii) his duties are materially diminished, (iv) there is a change in control, (v) we sell or transfer all or substantially all of our media assets in a single transaction or series of transactions (unless and for so long as we own a controlling interest in the buyer or transferee) or (vi) we permanently close our New York office, he will be entitled to receive a severance payment in the sum of 12 months of his then base salary and a pro-rata payout under the MIP for him in the year of such termination. If Mr. Meyers’ employment agreement is terminated on account of his disability or death, he will be entitled to receive a payment in the sum of six months of his then base salary and a pro-rata payout under the MIP for him in the year of such termination.

1995 Stock Incentive Plan

Our 1995 Stock Incentive Plan contains a change of control provision. In the event of a change of control of Playboy, options and restricted stock that are unvested on the effective date of the change of control will become immediately exercisable. For purposes of the 1995 Stock Incentive Plan, “change of control” has generally the same meaning described above with respect to the change in control agreements.

Other Practices

We currently maintain a practice of paying a separation allowance under our salary continuation policy (which is not funded) to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter.

We currently provide all exempt employees, if terminated in connection with a disability as defined by the policy, a benefit equal to the employee’s base salary in effect as of the date of disability for the first six months and a benefit equal to 60% of the employee’s base salary up to a maximum of $16,000 per month thereafter. Total plan benefits are capped based on the employee’s age when disability payments begin.

The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of December 31, 2007:

		Voluntary
		Termination					Termination
		for Good			Termination		Following a
	Termination for	Reason by			w/o Cause by	Voluntary	Change of
Name	Cause(1)	Executive(2)	Death(3)	Disability(4)	Playboy(5)	Termination(6)	Control(7)

Christie Hefner	$2,232,159	N/A	$2,410,932	$2,869,432	$3,180,236	$2,287,928	$7,564,691
Linda G. Havard	619,236	N/A	678,827	1,039,827	1,149,236	660,005	3,074,736
Hugh M. Hefner	—	N/A	—	596,000	—	2,000,000	—
Robert Meyers	118,111	$1,168,111	1,048,623	1,144,623	1,168,111	171,957	5,442,912
Alex Vaickus	23,077	N/A	82,668	478,668	623,077	69,231	4,129,013

(1)	Payments made to the named executive officers upon a termination for cause reflect amounts related to their vested balance in the DCP and accrued and unpaid vacation time as of the termination date.

(2)	The employment agreement for Mr. Meyers includes a clause covering voluntary termination for good reason (absent a change in control). Mr. Meyers’ employment agreement provides for severance equal to one times base salary and target bonus, his vested balance in the DCP, and accrued and unpaid vacation upon voluntary termination for good reason.

(3)	Amounts reported include accelerated vesting of a portion of restricted stock units granted in 2006 (the restricted stock units granted in 2007 do not accelerate upon death), the executives’ vested balances in the DCP, and accrued and unpaid vacation payable upon termination. The amount reported for Mr. Meyers also includes payments equal to six months salary and one year target bonus.

(4)	Amounts reported include accelerated vesting of a portion of restricted stock units granted in 2006 (the restricted stock units granted in 2007 do not accelerate upon disability), the executives’ vested balances in the DCP, accrued and unpaid vacation payable upon termination and disability payments per our policy. In accordance with his employment agreement, the amount reported for Mr. Meyers also includes one year target bonus upon a termination due to disability.

(5)	Amounts reported include the executives’ vested balances in the DCP and accrued and unpaid vacation payable upon termination. The amounts also include the following severance payments: 68 weeks base salary for Ms. Hefner (pursuant to our termination policy); one year base salary for Ms. Havard and Mr. Vaickus; and one year base salary and one year target bonus for Mr. Meyers.

(6)	With the exception of Mr. Hefner, payments made to the named executive officers for voluntary termination reflect amounts related to their vested balance in the DCP and accrued and unpaid vacation time. The amount reported for Mr. Hefner reflects a separation bonus allowance that would be paid under our general termination policy for employees over 60 years of age with at least five years of service.

(7)	Amounts reported include the executives’ vested balances in the DCP, accrued and unpaid vacation payable upon termination, accelerated vesting of restricted stock units, plus severance of three years base salary, target bonus, health and welfare benefits continuance, and a gross-up payment to cover 100% of any tax liabilities for Section 280G excess payments.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level required by the Company of members of our Board. Similar to executive officers, directors are subject to a minimum share ownership requirement. Each director is expected to acquire, within two years of becoming a director, not less than 15,000 shares of our Class B common stock and to maintain that level of investment throughout his or her term. We review directors’ status with these requirements annually. As of December 31, 2007, all of our directors have achieved the stock ownership requirements, except for Mr. Hirschhorn, who joined our Board in August of 2006.

Directors who are Playboy employees receive no compensation for their services as directors. During 2007, non-employee directors earned an annual retainer of $45,000. The annual retainer is payable in quarterly installments and at least half is payable in shares of Class B common stock. The Chairman of our compensation committee earns an additional fee of $10,000 per year and the Chairman of our audit committee earns an additional fee of $20,000 per year. Each member of our audit committee other than the Chairman earns an additional fee of $10,000 per year. Each member of our compensation committee other than the Chairman earns an additional fee of $5,000 per year. At least half of these additional fees to the Chairman and members of our compensation committee and the Chairman and members of our audit committee are paid in shares of our Class B common stock. In addition, each non-employee director earned a fee of $1,000, payable in shares of Class B common stock, for each Board meeting in which he participated, except that no fee was paid in connection with telephonic-only Board meetings. All of the compensation that is paid in the form of shares of Class B common stock is paid under our 1997 Equity Plan.

The 1997 Equity Plan also permits us to issue to non-employee directors (i) options to purchase shares of Class B common stock, (ii) restricted stock and (iii) awards of Class B common stock. Options granted under the 1997 Equity Plan are generally exercisable in four equal annual installments, beginning on the first anniversary of the date that the option was initially granted, unless accelerated according to the terms of the 1997 Equity Plan. Options granted under the 1997 Equity Plan generally expire 10 years after the date of grant, although they may expire earlier. The 1997 Equity Plan is the successor to our 1991 Non-Qualified Plan for Non-Employee Directors, or the 1991 Plan. All future equity grants to non-employee directors will be made from the 1997 Equity Plan. As of December 31, 2007, Messrs. Hirschhorn and Kern each had 10,000 options outstanding under the 1991 Plan. Each option grant is exercisable in four equal installments, beginning on the first anniversary of the date that the option was initially granted.

Since October 1992, non-employee directors have also been eligible to participate in our Deferred Compensation Plan for Non-Employee Directors, under which they may elect to defer receipt of part or all of their annual retainers, committee fees and per-meeting payments. All amounts deferred and earnings credited are 100% vested immediately and are general unsecured obligations of Playboy.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid to non-employee directors for the fiscal year ended December 31, 2007:

					Change in
					Pension Value
					and Non-
					qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name(1)	Paid in Cash(2)	Awards	Awards(3)	Compensation	Earnings(4)	Compensation	Total

Dennis S. Bookshester	$60,000	$—	$32,230	$—	$—	$—	$92,230
David I. Chemerow	70,000	—	32,230	—	—	—	102,230
Donald G. Drapkin(5)	17,667	—	(10,988)	—	—	—	6,679
Charles Hirschhorn	53,042	—	9,675	—	—	—	62,717
Jerome H. Kern	60,000	—	32,230	—	—	—	92,230
Russell I. Pillar	54,000	—	37,677	—	—	—	91,677
Sol Rosenthal	60,000	—	32,230	—	—	—	92,230

(1)	As of December 31, 2007, options outstanding were as follows: Mr. Bookshester, 37,500; Mr. Chemerow, 37,500; Mr. Hirschhorn, 10,000; Mr. Kern, 30,000; Mr. Pillar, 30,000; and Mr. Rosenthal, 37,500. Mr. Drapkin had no options outstanding as of December 31, 2007 due to his resignation as a director.

(2)	Portions of these fees were paid in an equivalent value of our Class B common stock.

(3)	The amounts reflected in the Option Awards column reflect the amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R) for awards granted pursuant to our 1997 Equity Plan and our 1991 Directors’ Stock Option Plan and thus include amounts for awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in the Stock-Based Compensation accompanying note to our audited financial statements for the year ended December 31, 2007 (Note O) included in our Annual Report on Form 10-K filed with the SEC, disregarding future estimates. The amount reported for Mr. Drapkin reflects $10,988 of expenses pursuant to FAS 123(R) that were reversed upon his resignation and subsequent forfeiture of options.

(4)	There were no above-market earnings on deferred compensation balances in 2007.

(5)	Mr. Drapkin resigned as a director on April 30, 2007. Mr. Drapkin deferred 100% of the reported fees earned or paid for an equivalent value of our Class B common stock.

PLAYBOY STOCK OWNERSHIP

Playboy Stock Ownership by Certain Beneficial Owners

The following table provides information about each person who we believe, based on a review of filings with the SEC, as of February 29, 2008, beneficially owns more than 5% of our outstanding Class A common stock.

	Number of Shares
	of Class A	Percent
Name and Address	Common Stock	of Class

Hugh M. Hefner, Trustee(1)	3,381,836	69.53%
The HMH Playboy Stock Trust
2706 Media Center Drive
Los Angeles, California 90065
Plainfield Asset Management LLC(2)	865,000	17.78%
55 Railroad Avenue
Third Floor
Greenwich, Connecticut 06830

(1)	Mr. Hefner, founder of Playboy and Editor-in-Chief and Chief Creative Officer, owns these shares through The HMH Playboy Stock Trust. Mr. Hefner has sole investment and voting power over these shares. Mr. Hefner has indicated his intent to vote his shares on the matters specified in this proxy statement in accordance with the recommendations made in this proxy statement by the Board.

(2)	Information as to Plainfield Asset Management LLC is based upon an amended report on Schedule 13G filed with the SEC on February 5, 2008. Such report was filed by Plainfield Asset Management LLC and indicates that the stockholder shared voting and dispositive power with Plainfield Special Situations Master Fund Limited and Max Holmes with respect to 865,000 shares.

Playboy Stock Ownership by Directors and Executive Officers

The following table shows, as of February 29, 2008, the amount of common stock beneficially owned by each of our directors and by each of our named executive officers, and by all directors and executive officers as a group. In general, “beneficial ownership” includes those shares over which a person has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 29, 2008. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class B	Class B
Name(1)	Common Stock	Common Stock	Common Stock	Common Stock

Dennis S. Bookshester(2)	3,000	*	53,923	*
David I. Chemerow(2)	800	*	78,198	*
Linda G. Havard(2)	—	*	234,385	*
Christie Hefner(2)	72,274	1.49%	1,355,125	4.58%
Hugh M. Hefner	3,381,836	69.53%	7,934,666	27.93%
Charles Hirschhorn	—	*	5,407	*
Jerome H. Kern(2)	—	*	42,356	*
Robert Meyers	—	*	61,817	*
Russell I. Pillar(2)	—	*	44,496	*
Sol Rosenthal(2)	—	*	59,310	*
Alex Vaickus(2)	—	*	172,328	*
All Directors and Executive Officers as a group (14 persons)(2)	3,458,540	71.10%	10,767,271	35.07%

*	Less than 1% of the total shares outstanding.

(1)	In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Pillar, who owns 24,496 shares of Class B common stock through Pillar Living Trust and shares voting and investment power with his wife.

(2)	Includes the following shares of our Class B common stock that are subject to installments of stock option grants made under the 1995 Stock Incentive Plan, the 1991 Directors’ Stock Option Plan and the 1997 Equity Plan, which were either exercisable on February 29, 2008, or are exercisable within 60 days of February 29, 2008:

Class B
Name	Common Stock

Dennis S. Bookshester	27,500
David I. Chemerow	27,500
Linda G. Havard	204,000
Christie Hefner	1,190,000
Charles Hirschhorn	2,500
Jerome H. Kern	20,000
Robert Meyers	41,667
Russell I. Pillar	20,000
Sol Rosenthal	27,500
Alex Vaickus	153,500
All Directors and Executive Officers as a group (14 persons)	2,296,667

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2008. The Board is recommending that stockholders ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2000. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement, should they wish to do so. Although we are not required to seek stockholder approval of the appointment of our independent registered public accounting firm, we believe it to be sound corporate governance to do so. If the appointment of Ernst & Young LLP is not ratified by the stockholders, our audit committee will investigate the reasons for the stockholder rejection and will consider appointing a different independent registered public accounting firm.

For 2007 and 2006, our engagement agreements with Ernst & Young LLP set forth the terms by which Ernst & Young LLP was to perform audit services for us. These agreements contained alternative dispute resolution procedures and an exclusion of punitive damages. We expect to enter into a comparable engagement agreement with Ernst & Young LLP in connection with its performance of audit services for us in 2008.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

AUDIT COMMITTEE DISCLOSURE

Principal Accountant Fees and Services

The following table sets forth in more detail the fees incurred for the professional services of Ernst & Young LLP in 2007 and 2006:

	2007	2006

Audit Fees(1)	$1,182,000	$1,277,000
Audit-Related Fees(2)	28,000	27,000
Tax Fees(3)	43,000	130,000
All Other Fees(4)	—	—

(1)	Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, for an audit of our internal control over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and for other services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services provided in connection with our subsidiary acquisitions in 2006.

(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements, other than those services described under “Audit Fees.” These fees are primarily for services provided in connection with employee benefit audits.

(3)	Tax fees consist of services performed by our independent registered public accounting firm’s tax division, except those related to the audit, and include fees for tax compliance, including foreign subsidiary tax return preparation, tax planning and tax advice.

(4)	There were no fees billed for other services rendered by our independent registered public accounting firm that would be included in “All Other Fees” for the years ended December 31, 2007, or December 31, 2006.

Audit Committee Policy for Approval of Audit and Permitted Non-Audit Services

The audit committee is responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. The audit committee has adopted policies and procedures for pre-approving services (audit and non-audit) performed by the independent registered public accounting firm. In accordance with such policies and procedures, the audit committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the audit committee. The audit committee has delegated to the Chairman of the audit committee specific pre-approval authority provided that the estimated fee for any such engagement is de minimis. The Chairman of the audit committee must report, for information purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the audit committee shall be submitted to the audit committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on independence.

With respect to each proposed pre-approved service, our independent registered public accounting firm must provide detailed back-up documentation regarding the specific services to be provided. Periodically, but not less than quarterly, our Chief Financial Officer will provide the audit committee with a report of audit and non-audit services provided and expected to be provided by our independent registered public accounting firm. All of the services of Ernst & Young LLP in 2007 described above were pre-approved by our audit committee in accordance with our Audit and Non-Audit Permitted Services Policy.

Report of the Audit Committee

The audit committee of the Board is currently made up of Messrs. Chemerow (who is the Chairman), Bookshester and Kern. As set forth in more detail in the audit committee’s charter, the primary responsibilities of Playboy’s audit committee fall into three broad categories:

•	to serve as an independent and objective party to monitor Playboy’s financial reporting process and internal control system;

•	to review and appraise the audit efforts of Playboy’s independent registered public accounting firm and internal auditing function; and

•	to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal auditing function, and the Board.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee’s charter. To carry out its responsibilities, the audit committee met eight times during 2007.

In connection with the financial statements for the fiscal year ended December 31, 2007, the audit committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Ernst & Young LLP, Playboy’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended;

•	received the written disclosure and letter from the Auditors required by Independence Standards Board Standard No. 1 and discussed with the Auditors the firm’s independence; and

•	considered whether the provision of services by the Auditors that are not related to the audit of the financial statements referred to above is compatible with maintaining the Auditor’s independence.

Based upon these reviews and discussions, the audit committee recommended to the Board that Playboy’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. The Board has approved this inclusion.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Playboy’s independent registered public accounting firm is responsible for auditing those financial statements.

Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Submitted by the audit committee:

David I. Chemerow (Chairman)
Dennis S. Bookshester
Jerome H. Kern

TRANSACTIONS WITH MANAGEMENT

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the audit committee and compensation committee review and approve or ratify any related person transaction that is required to be disclosed.

We own a 29-room mansion located on five and one-half acres in Los Angeles, California. The Playboy Mansion is used for various corporate activities and serves as a valuable location for television production, magazine photography and for online, advertising, marketing and sales events. It also enhances our image as host for many charitable and civic functions. The Playboy Mansion generates substantial publicity and recognition, which increases public awareness of us and our products and services. Its facilities include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Playboy Mansion also includes accommodations for guests and serves as an office and residence for Mr. Hefner. It has a full-time staff that performs maintenance, serves in various capacities at the functions held at the Playboy Mansion and provides our and Mr. Hefner’s guests with meals, beverages and other services.

Under a 1979 lease entered into with Mr. Hefner, the annual rent Mr. Hefner pays to us for his use of the Playboy Mansion is determined by independent experts who appraise the value of Mr. Hefner’s basic accommodations and access to the Playboy Mansion’s facilities, utilities and attendant services based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per-unit value of non-business meals, beverages and other benefits he and his personal guests receive. These standard food and beverage per-unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are reappraised every three years and are annually adjusted between appraisals based on appropriate consumer price indexes. Mr. Hefner is also responsible for the cost of all improvements in any Hefner residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

Mr. Hefner’s usage of Playboy Mansion services and benefits is recorded through a system initially developed by the professional services firm of PricewaterhouseCoopers LLP, and now administered by us, with appropriate modifications approved by our audit and compensation committees. The lease dated June 1, 1979, as amended, between Mr. Hefner and us renews automatically at December 31 each year and will continue to renew unless either Mr. Hefner or we terminate it. The rent charged to Mr. Hefner during 2007 included the appraised rent and the appraised per-unit value of other benefits, as described above. Within 120 days after the end of our fiscal year, the actual charge for all benefits for that year is finally determined. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. We estimated the sum of the rent and other benefits payable for 2007 to be $0.7 million, and Mr. Hefner paid that amount during 2007. The actual rent and other benefits paid for 2006 and 2005 were $0.8 million and $1.1 million, respectively.

We purchased the Playboy Mansion in 1971 for $1.1 million and in the intervening years have made substantial capital improvements at a cost of $14.2 million through 2007 (including $2.7 million to bring the Hefner residence accommodations to a standard similar to the Playboy Mansion’s common areas). The Playboy Mansion is included in our Consolidated Balance Sheets at December 31, 2007 and 2006, at a net book value of $1.4 million and $1.6 million, respectively, including all improvements and after accumulated depreciation. We incur all operating expenses of the Playboy Mansion, including depreciation and taxes, which were $2.8 million, $2.1 million and $3.1 million for 2007, 2006 and 2005, respectively, net of rent received from Mr. Hefner.

Holly Madison, Bridget Marquardt and Kendra Wilkinson, the stars of The Girls Next Door on E! Entertainment Television, reside in the mansion with Mr. Hefner. The value of rent, food and beverage and other personal benefits for the use of the Playboy Mansion by Ms. Madison, Ms. Marquardt and Ms. Wilkinson is charged to Alta Loma Entertainment, our production company. The aggregate amount of these charges in 2007 was $0.4 million. In addition, each of Ms. Madison, Ms. Marquardt and Ms. Wilkinson receives payments for services rendered on our behalf, including appearance fees.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received and on written representations from certain reporting persons that no other reports were required during 2007, all of our officers, directors and greater than 10% beneficial owners complied with their Section 16(a) filing requirements, except in the following instances: (1) Each of Ms. Havard, Ms. Hefner, Mr. Meyers, Mr. Rosenzweig, Mr. Shapiro and Mr. Vaickus filed a late report on Form 4 reporting one transaction; and (2) Ms. Lindeman filed two late reports on Form 4, each reporting one transaction.

Stockholder Proposals for the 2009 Annual Meeting

If you wish to submit a proposal for us to consider for inclusion in our 2009 proxy materials and for presentation at our 2009 Annual Meeting of Stockholders, you must send the proposal so that we receive it no later than December 8, 2008, unless the 2009 Annual Meeting will be held on a date that is more than 30 days before or after May 21, 2009, the anniversary of the date of the 2008 Annual Meeting, in which case we must receive your proposal within a reasonable time before we distribute the proxy materials for the 2009 Annual Meeting. Stockholder proposals to be presented at our 2009 Annual Meeting of Stockholders that are not intended to be considered for inclusion in our 2009 proxy materials must be received by us no later than February 21, 2009. Stockholder proposals received after that date will be considered untimely. Proposals should be addressed “c/o Secretary”, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. We recommend that you send your stockholder proposals via certified mail, return receipt requested, so that you will have confirmation of the date we received your proposal.

Expenses of Solicitation

We are soliciting proxies primarily over the Internet and by mail, but we may also solicit proxies personally and by telephone calls placed by our officers and employees (without additional compensation). We will bear the expenses of all solicitations, which may also include the reimbursement of brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our common stock and seeking instruction from those beneficial owners with respect to the proxy materials.

Other Business

As of the date of these proxy materials, management knows of no other business that will be presented for consideration at the Annual Meeting.

PLAYBOY ENTERPRISES, INC. C/O LASALLE BANK N.A. 135 S. LASALLE STREET, SUITE 1946 CHICAGO, IL 60603 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Playboy Enterprises, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Playboy Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PLBOY1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual PLAYBOY ENTERPRISES, INC. For Withhold For All nominee(s), mark “For All Except” and write the All All Except THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE number(s) of the nominee(s) on the line below. ELECTION OF THE FOLLOWING NOMINEES. Vote on Directors 1. Election of Directors 000 Nominees: 01) D. Bookshester 05) J. Kern 02) D. Chemerow 06) R. Pillar 03) C. Hefner 07) S. Rosenthal 04) C. Hirschhorn 08) R. Rosenzweig Vote on Proposal For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBER 2. 2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS PLAYBOY ENTERPRISES, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM 000 FOR 2008. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PLAYBOY ENTERPRISES, INC. ANNUAL MEETING TO BE HELD ON MAY 21, 2008 AT 9:00 A.M. LOCAL TIME FOR HOLDERS AS OF MARCH 24, 2008 FOLD AND DETACH HERE The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 24, 2008, at the 2008 Annual Meeting of Stockholders of Playboy Enterprises, Inc. to be held May 21, 2008 and at any and all adjournments or postponements of that meeting. The undersigned hereby further authorizes such Proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any and all adjournments or postponements thereof. Receipt of the Notice of the 2008 Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. PLAYBOY ENTERPRISES, INC. (Continued, and to be marked, signed and dated, on other side) PROXY PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2008 The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1; FOR PROPOSAL 2; AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.